Exhibit 99.1

Media/Investor Contact:

Anne Erickson

Executive Director
Halozyme Therapeutics

858-704-8264

aerickson@halozyme.com

HALOZYME REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO, August 6, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter ended June 30, 2012.

“With receipt of the complete response letter for the HyQ BLA, we will be working to address the questions raised by FDA’s Blood Products Division regarding the subcutaneous plasma derivatives programs,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “We are also pleased that after a review of the most recent safety data submitted, we have confirmation from FDA’s Drug Division that no action is required on our approved product, Hylenex, or clinical programs under the Hylenex IND.”

Second Quarter Highlights
Highlights of Halozyme’s second quarter activities and recent events include:

•	Confirmed that Baxter received a complete response letter for the HyQ Biologics License Application (BLA) requesting additional preclinical data to support the application. Additionally, the Blood Products Division requested that patients no longer be dosed with recombinant human hyaluronidase (rHuPH20) in the Baxter and ViroPharma subcutaneous plasma derivative programs, pending review of preclinical data.

- Based on the most recent data submitted to FDA’s Drug Division (the group regulating the other investigational rHuPH20 programs, including insulin and PEGPH20), the division has confirmed that no action is required against Hylenex or ongoing clinical programs under the Hylenex IND.

•	Roche announced that the Phase 3 study of the subcutaneous (SC) formulation of MabThera® (rituxumab with rHuPH20) met its primary endpoint of non-inferior MabThera serum concentrations after SC injection, compared with MabThera IV infusion in patients with follicular lymphoma. Roche also confirmed that data from this trial will be presented by the end of the year.

•	Presented data from two treatment studies at the American Diabetes Association’s (ADA’s) annual meeting that demonstrated Halozyme’s ultrafast insulin formulations accelerated the absorption and action of mealtime insulins and may help reduce glucose swings. Both studies met their primary endpoint of A1C non-inferiority, significantly improved post-prandial glucose control and, in Type 1 patients, significantly reduced hypoglycemia compared to lispro alone.

•	Reported results from studies in insulin pumps at ADA that showed preadministration of Halozyme’s rHuPH20 provided a more physiologic profile than current rapid insulin analogs. This also led to more consistent insulin exposure and absorption over the infusion set life. These data show that rHuPH20 preadministration may help people living with Type 1 diabetes achieve better glucose control after meals.

•	Presented data at the American Society of Clinical Oncology annual meeting that evaluated the safety and tolerability of PEGPH20 treatment, a pegylated form of rHuPH20, in patients with solid tumor malignancies, including pancreatic cancer. Data showed that PEGPH20 was generally well tolerated at the recommended Phase 2 dose, enhanced tumor perfusion and reduced tumor metabolic activity. These studies support the ongoing run-in phase of a larger study with chemotherapy in patients with pancreatic cancer.

Second Quarter 2012 and Year-To-Date Financial Results
The net loss for the second quarter of 2012 was $(14.0) million, or $(0.13) per share, compared with a net income for the second quarter of 2011 of $3.1 million, or $0.03 per share. The net loss for the six months ended June 30, 2012 was $(29.1) million, or $(0.27) per share, compared to a net loss of $(6.5) million, or $(0.06) per share, for the comparable period in 2011.

•	Revenues for the second quarter of 2012 were $7.8 million, compared to $23.2 million for the second quarter of 2011. Revenues in the second quarter of 2012 primarily consisted of $2 million in annual exclusivity fees and $4.4 million in research and development reimbursements from partners.

•	Research and development expenses for the second quarter of 2012 were $16.1 million, compared with $15.3 million for the second quarter of 2011, primarily due to an increase in compensation costs and manufacturing activities, partially offset by a decrease in clinical trial activities.

•	Selling, general and administrative (SG&A) expenses for the second quarter of 2012 were $5.6 million, compared to $4.6 million for the second quarter of 2011. The increase for SG&A was due to higher compensation costs during the quarter.

•	Cash and cash equivalents were $102.0 million as of June 30, 2012, compared with $79.1 million as of June 30, 2011. Net cash used in the second quarter of 2012 was approximately $14.6 million.

•	2012 cash burn guidance remains unchanged at $55-$60 million.

Conference Call
The call will be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast, please log on to www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using account number 367 and replay ID number 398418.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics, drugs and fluids. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning ours and our collaborators’ programs in development, our intention to address the concerns raised in the complete response letter for HyQ, the anticipated regulatory status of these programs in development, anticipated regulatory milestones, Roche’s stated intention to present data from the MabThera Phase 3 trial by the end of the year, our anticipated cash burn for 2012 and potential benefits and attributes of our product candidates. These statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures, clinical trial results, delays in development and regulatory review, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES:
Product sales, net	$524,942	$165,470	$712,353	$330,919
Revenues under collaborative agreements	7,232,233	23,023,478	14,485,001	30,401,922

Total revenues	7,757,175	23,188,948	15,197,354	30,732,841

OPERATING EXPENSES:
Cost of product sales	143,120	178,235	213,881	189,952
Research and development	16,081,729	15,347,116	31,972,838	29,132,913
Selling, general and administrative	5,580,424	4,567,666	12,199,131	7,973,632

Total operating expenses	21,805,273	20,093,017	44,385,850	37,296,497

OPERATING INCOME (LOSS)	(14,048,098)	3,095,931	(29,188,496)	(6,563,656)
Interest and other income, net	26,979	20,357	48,196	44,226

NET INCOME (LOSS)	$(14,021,119)	$3,116,288	$(29,140,300)	$(6,519,430)

Basic and diluted net income (loss) per share	$(0.13)	$0.03	$(0.27)	$(0.06)
Shares used in computing net income (loss) per share:
Basic	112,063,665	102,671,410	109,826,589	101,804,887
Diluted	112,063,665	104,393,835	109,826,589	101,804,887
COMPREHENSIVE NET INCOME (LOSS)	$(14,021,119)	$3,116,288	$(29,140,300)	$(6,519,430)

Halozyme Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$102,041,617	$52,825,527
Accounts receivable, net	5,687,096	2,262,465
Inventories	1,783,894	567,263
Prepaid expenses and other assets	10,218,468	8,332,242

Total current assets	119,731,075	63,987,497
Property and equipment, net	2,016,809	1,771,048

Total Assets	$121,747,884	$65,758,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,087,432	$7,556,859
Accrued expenses	7,529,322	5,615,574
Deferred revenue, current portion	6,530,834	4,129,407

Total current liabilities	16,147,588	17,301,840
Deferred revenue, net of current portion	35,506,951	36,754,583
Deferred rent, net of current portion	859,027	802,006
Stockholders’ equity:
Common stock	112,689	103,990
Additional paid-in capital	343,283,575	255,817,772
Accumulated deficit	(274,161,946)	(245,021,646)

Total stockholders’ equity	69,234,318	10,900,116

Total Liabilities and Stockholders’ Equity	$121,747,884	$65,758,545

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